Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

Echelon Announces the Appointment of Mike Marszewski as Vice President and Chief Financial Officer

SAN JOSE, Calif., April 10, 2015-Echelon Corporation (NASDAQ: ELON), the open-interoperable control networking pioneer for the Industrial Internet of Things (IIoT), today announced the appointment of Mike Marszewski to the position of vice president and chief financial officer, effective April 24, 2015. Mr. Marszewski will succeed William Slakey, Echelon’s executive vice president and chief financial officer, who is leaving to take a position with another company.
Mr. Marszewski is currently Echelon’s vice president and chief accounting officer. Having been with the Company since 1999, he has served in a variety of financial positions and played important roles in strategic projects including acquisitions and the Company’s recent sale of its Grid business. Previously, Mr. Marszewski was Divisional Controller at Stanford Telecommunications, which was acquired by Newbridge Networks.

"We are delighted to add Mike to the executive team as we continue to focus on the emerging Industrial Internet of Things market," commented Ron Sege, chairman and CEO of Echelon. "With over 15 years of experience at Echelon, Mike’s deep knowledge of the Company and its financial operations makes him well-suited to take on this new role and added responsibilities.”

“At the same time, I would like to sincerely thank Bill Slakey for his contributions to Echelon and wish him well as he embarks on this next stage in his career,” added Sege.

About Echelon Corporation
Echelon Corporation (NASDAQ: ELON) is a leading independent control networking company for the Industrial Internet of Things. Echelon delivers multi-protocol and multi-media elements necessary to design, install, monitor and control industrial-strength 'communities of devices' within the lighting, building automation and Internet of Things markets worldwide. The company develops and sells complete systems and subsystems for target applications, plus system-on-chips (SoCs), embedded software, and commissioning and management tools for OEMs. With more than 100 million Echelon-powered devices installed worldwide, the company helps its customers easily and safely migrate existing control systems to the most modern platforms, while bringing new devices and applications into an ever-growing global Industrial Internet. Echelon helps its customers reduce operational costs, enhance satisfaction and safety, grow revenues and perform better in both established and emerging markets. More information about Echelon can be found at http://www.echelon.com and at the company's blog at http://blog.echelon.com/.

Echelon, the Echelon logo, and IzoT are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners
This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties; the risk that Echelon's product and service offerings by themselves or combined with other applications or offerings do not perform as designed or do not offer the expected benefits and savings; and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Relations Contact:
Annie Leschin
StreetSmart Investor Relations
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